Exhibit 99.1

FOR IMMEDIATE RELEASE

January 19, 2018

CenterState Bank Corporation Appoints Jody J. Dreyer to its Board of Directors

WINTER HAVEN, FL. – January 19, 2018 - CenterState Bank Corporation (NASDAQ: CSFL) (“CenterState” or  the “Company”) announced today that it has appointed Jody J. Dreyer to the Board of Directors of the Company and its subsidiary bank, CenterState Bank, N.A.  Ms. Dreyer enjoyed a 30-year career with The Walt Disney Company, serving as a leader in multiple areas of the organization in the United States and internationally.  She spent time traveling the globe as a goodwill spokesperson as the Walt Disney World Ambassador, while another role placed her on the grand opening team for Disneyland Paris.  Following her time in Europe, Ms. Dreyer moved to California to head Corporate Synergy and special projects for the Company, working directly with Chairman and CEO, Michael Eisner.  She later led Disney’s global philanthropic initiatives as Senior Vice President for Disney Worldwide Outreach and served on the marketing team at Walt Disney Motion Pictures.  Since retiring from Disney, she co-authored the book “Beyond the Castle: A Guide to Discovering Your Happily Ever After” and has remained active as a business adviser and community leader, including serving on the Young Life Board of Trustees.

“We are thrilled to have Jody joining our Board,” said John Corbett, President and Chief Executive Officer of the Company.  “As CenterState continues to grow, a top priority is to remain focused on creating a culture that resonates with clients as well as with employees.  Jody’s diverse experience in marketing, community relations and company culture with a global organization the caliber of Disney will serve as a significant asset to these efforts.”

“I am excited to be joining the CenterState Board and be a part of this dynamic company,” added Jody.  “I look forward to contributing to CenterState’s efforts to continue building a company focused on enhancing both its customer and employee experiences.”

CenterState, headquartered in Winter Haven, Florida between Orlando and Tampa, is the financial holding company for the nationally chartered bank, CenterState Bank, N.A., one of the largest banks headquartered in Florida.  Presently, the Company operates through its network of 142 branch banking offices located in 31 counties throughout Florida, providing traditional deposit and lending products and services to its commercial and retail customers.  The Company also provides correspondent banking and capital market services to approximately 600 community banks nationwide.